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                                                                    EXHIBIT 99.1



[IXC LOGO]                                                          NEWS RELEASE
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                   IXC AUGMENTS RETAIL BUSINESS WITH COMPLETED
                        ACQUISITION OF COASTAL TELEPHONE

Combined synergies will increase sales to small and mid-sized businesses through high margin solutions to growing market for new data and Internet services


AUSTIN, TX - May 10, 1999 - IXC Communications, Inc. (Nasdaq: IIXC) today announced the expansion of its business-to-business division, Eclipse Telecommunications, with the completed acquisition of Coastal Telephone Company. Originally announced in January, the transaction is valued at approximately $100 million.

The acquisition, made under the purchase method of accounting, allows IXC to sell its broader product line to Coastal's base of more than 100,000 small business customers. In addition, the acquisition complements and leverages each sales force's key strength -- Eclipse's direct sales force in the middle market for business customers and Coastal's inside sales team in the small business arena.

A privately held long distance reseller based in Houston, Coastal has annualized revenues approaching $90 million and positive EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization).

"We are implementing IXC's strategy to better serve the burgeoning small and medium-sized business markets," said Benjamin L. Scott, IXC's chairman and CEO. "In the process, the margins on Coastal's current traffic will improve by utilizing IXC's extensive fiber optic network, and Eclipse overall will see a lower cost per sale with a more efficient sales model."

Wholly owned by IXC, Eclipse offers a full range of voice, data, and Internet services through 20 sales and branch locations around the country. It offers a unique suite of advanced products and services such as integrated access; flexible, customized billing to support business needs; simple, easy-to-understand pricing and contracts; and the quality and reliability of IXC's state-of-the-art fiber network. More information about Eclipse is available at www.eclipsetel.com.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications Inc. is at the forefront of the industry's new class of emerging domestic and international carriers that include Qwest and Level 3. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.



                                    - more -
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Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to unavoidable construction delays, increases in expenses, and other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filing with the Securities and Exchange Commission.

                                      # # #

Media Contact:                               Investor Contact:
Melissa Jackson                              Greta Wiechman
Senior Manager, Public Relations             Director, Investor Relations
(512) 231-5247                               (888) 267-9478
mjackson@ixc-comm.com                        gwiechman@ixc-comm.com

Gerard Sandoval
Account Manager
Copithorne & Bellows
(770) 392-8629
gerard.sandoval@cbpr.com